U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING



Form 10-K        Form 20-F       Form 11-K [X]       Form 10-Q       Form N-SAR

For Period Ended:                                             September 30, 1999
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Transition Report on Form 10-K                    Transition Report on Form 10-Q
Transition Report on Form 20-F                    Transition Report on Form 11-K
Transition Report on N-SAR

For the Transition Period Ended:
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Nothing  in this  form  shall be  construed  to imply  that the  Commission  has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


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Part I -- Registrant Information
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Full Name of Registrant                       Mediware Information Systems, Inc.


Former Name if Applicable:


1121 Old Walt Whitman Road
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Address of Principal Executive Office (Street and Number)

Melville, New York 11747-3005
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(City, State and Zip Code)

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PART II -- Rules 12b 25(b) and (c)
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If the subject report could not be filed without  unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box)

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(a)  The reasons  described in reasonable  detail in Part III of this form could not be eliminated without unreasonable effort or expense;

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(b)  The subject annual report,  semi-annual  report,  transition report on Form
     10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

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(c)  The accountant's  statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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Part III -- Narrative
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State below in  reasonable  detail the reasons why  10-KSB,  20-F,  11-K,  10-Q,
N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

The Registrant is unable to file its Quarterly Report on Form 10-Q for the first quarter ended September 30, 1999 for the following reasons: The Registrant's financial statements for the quarter ended September 30, 1999 have not been completed due to the conversion of some of the registrant's subsidiaries to a new accounting system computer package.

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PART IV -- Other Information
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(1)  Name and telephone number of person to contact in regard to notification

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         John Esposito                 913                       307-1000
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            (Name)                  (Area Code)             (Telephone Number)

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(2)  Have all other periodic  reports  required under Section 13 or 15(d) of the
     Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                              _X_  Yes     ___ No

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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                              ___  Yes      _X_ No

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If so: attach an explanation of the  anticipated  change,  both  narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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Mediware Information Systems, Inc.
(Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: November 14, 1999                    By       /s/ Kerry Robison
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                                                    Kerry Robison
                                                    Chief Financial Officer